UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 12, 2014 (May 9, 2014)

SINO GAS INTERNATIONAL HOLDINGS, INC.

(Exact name of registrant as specified in Charter)

Utah	000-51364	90-0438712
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No.18 Zhong Guan Cun Dong St.

Haidian District

Beijing 100083, People’s Republic of China

(Address of Principal Executive Offices)

86-10-82600527

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 9, 2014, Beijing ZhongRan WeiYe Gas Co., Ltd. (the “Company”), a 100% owned PRC subsidiary of Sino Gas International Holdings, Inc., entered into a loan agreement with Zhongyu (Henan) Energy Holdings Limited (the “Lender”) (the “Agreement”) pursuant to which the Lender will grant a loan facility (permitting multiple one-year term drawdowns) to the Company in a total amount not exceeding RMB 50,000,000 (approximately USD $8.0288 million based on the prevailing spot USD-RMB exchange rate) for the Company to use as working capital (the “Loan”) and the Company will pay the Lender an interest on the outstanding loan amount computed at a rate equal to 8% per annum (the interest payment will be made monthly). To secure the Loan, pursuant to the Agreement, the Company will pledge its dividend right attached to the 40% equity interests of the Company in ZhongRan Xiangke Oil and Gas Technology Co., Ltd. (a 40% owned PRC joint venture entity of the Company) to the Lender.

The Agreement is hereby filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing summary of the terms of the Agreement is subject to, and qualified in its entirety by, the Exhibit attached hereto, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Loan Agreement dated May 9, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO GAS INTERNATIONAL HOLDINGS, INC.

Date: May 12, 2014	By:	/s/ Yuchuan Liu
Name: Yuchuan Liu
Title: Chief Executive Officer